Allegro Announces Executive Team Change

LOS ANGELES, CA, March 4, 2008 -- Allegro Biodiesel Corporation (OTC: ABDS) has announced that Heng Chuk, Allegro’s Chief Financial Officer, Secretary and member of the Board of Directors, resigned effective February 29, 2008 to pursue other business interests. Allegro and the board of directors would like to thank him for his immense contribution to the company.

Allegro is already reviewing candidates to fill the CFO role. The existing financial team has assumed full interim duties without interruption. The company intends to promptly fill the vacancy based on the review of initial candidates.

About Allegro Biodiesel Corporation
Allegro Biodiesel Corporation is a producer and distributor of biodiesel fuel. Allegro operates a production facility located in Pollock, Louisiana that uses renewable agricultural-based feedstock to produce biodiesel. Allegro began sales in April 2006, becoming the first operational biodiesel producer in the state of Louisiana. For more information, click here or visit the company's website at www.allegrobiodiesel.com.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about market conditions, market acceptance, future sales, future financial performance, future disclosures, or otherwise statements about the future, such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks associated our ability to obtain financing to fund our operations, the continued high price of commodities used by us to produce biodiesel, our performance and efficiency in producing biodiesel, and other risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Registration Statement on Form SB-2, which was declared effective by the SEC on June 13, 2007, our Annual Report on Form 10-KSB for the year ended December 31, 2006, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K.

Contact:
Investor Relations
Tel: (310) 670-2093
E-mail: info@allegrobio.com